Exhibit 10.6

PLAN OF ARRANGEMENT

Article 1
INTERPRETATION

1.1	Definitions

In this Plan of Arrangement:

“Acquisition Entities” means PubCo, DE Ayurcann Merger Sub, Inc. and CAN Ayurcann Merger Sub, Inc.

“affiliate” means with respect to any person, any other person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person. With respect to SPAC and the Acquisition Entities, “Affiliate” shall be deemed not to include Singto, LLC, f/k/a Koo Dom Investment, LLC, a Delaware limited liability company, and of its Affiliates.

“Agency” means any domestic or foreign court, tribunal, federal, state, provincial or local government or governmental agency, department or authority or other regulatory authority (including NASDAQ) or administrative agency or commission (including the Securities Authorities and the SEC) or any elected or appointed public official.

“Arrangement” means an arrangement under Section 182 of the OBCA on the terms and subject to the conditions set forth in this Plan of Arrangement, subject to any amendments or variations to this Plan of Arrangement made in accordance with the terms of the Business Combination Agreement and this Plan of Arrangement or made at the direction of the Court in accordance with the Interim Order or Final Order with the prior written consent of SPAC and the Company, each acting reasonably.

“Articles of Arrangement” means the articles of arrangement in respect of the Arrangement required under subsection 181(1) of the OBCA to be sent and filed with the Director after the Final Order has been granted, which shall include this Plan of Arrangement and otherwise be in form and content satisfactory to the Company and SPAC, each acting reasonably.

“Business Combination Agreement” means the business combination agreement made as of June 25, 2024 among the Company, the SPAC and the Acquisition Entities, as amended, supplemented and/or restated in accordance with its terms.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York, Wilmington, Delaware and Toronto, Ontario are open for the general transaction of business.

“Canadian Merger Sub” means CAN Ayurcann Merger Sub Inc.

“Company” means Ayurcann Holdings Corp.

“Company Amalgamation” has the meaning ascribed to it in Section 2.2(e) of this Plan of Arrangement.

“Company Arrangement Resolution” means a special resolution of the Company Shareholders in respect of the Arrangement to be approved at the Company Shareholder Meeting (as defined in the Business Combination Agreement), in substantially the form attached to the Business Combination Agreement as Exhibit E.

“Company Enterprise Value” means $210,000,000.

“Company Equity Plan” means the Ayurcann Holdings Corp. Equity Incentive Plan, dated November 23, 2023, as may be amended from time to time.

“Company Information Circular” means the notice of the Company Shareholder Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, such management information circular, to be sent to each Company Shareholder and other persons as required by the Interim Order in connection with such Company Shareholder Meeting, together with any amendments thereto or supplements thereof in accordance with the terms of the Business Combination Agreement.

“Company Optionholders” means the holders of the Company Stock Options.

“Company Shareholders” means the registered holders of Company Shares as of any determination time prior to the Effective Time.

“Company Shareholder Meeting” means a special meeting of the Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of the Business Combination Agreement, that may be convened as provided by the Business Combination Agreement and the Interim Order to permit the Company Shareholders to consider, and if deemed advisable approve, the Company Arrangement Resolution.

“Company Shares” means issued and outstanding common shares in the capital of the Company.

“Company Stock Options” means, as of any determination time, each option to purchase Company Shares issued pursuant to Company Equity Plan that is outstanding and unexercised, whether vested or unvested.

“Company Warrantholders” means the holders of Company Warrants.

“Company Warrants” means, as of any determination time, each warrant to purchase Company Shares that is issued, outstanding and unexercised.

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to subsection 183(2) of the OBCA in respect of the Articles of Arrangement.

“Consideration” means the Share Consideration to be received by Company Shareholders pursuant to this Plan of Arrangement in respect of each Company Share that is issued and outstanding immediately prior to the Effective Time.

“Consideration Shares” means the PubCo Common Shares comprising the Share Consideration.

“Court” means the Ontario Superior Court of Justice (Commercial List).

“CRA” means the Canada Revenue Agency.

“Depositary” means the person acting as depositary under the Arrangement.

“Director” means the Director appointed pursuant to Section 278 of the OBCA.

“Dissent Rights” has the meaning set out in Section 3.1.

“Dissenting Shareholder” means a holder of Company Shares that has duly and validly exercised Dissent Rights and who is ultimately entitled to be paid the fair value of such holder’s Company Shares as determined in accordance with Section 3.1.

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date.

“Exchange Ratio” means the number of PubCo Common Shares that a Company Shareholder will receive as at the Effective Time in exchange for each one (1) Company Share held, determined as follows:

A = B/C

where

A = the number of PubCo Common Shares to be received in exchange for each one (1) Company Share, rounded to three decimal places;

B = the Share Consideration; and

C = the number of Company Shares outstanding immediately prior to the Effective Time.

“Exchange Time” means the time that the steps in Sections 2.2(b), 2.2(c) and (a) occur.

“Final Order” means the final order of the Court pursuant to Section 182 of the OBCA, in a form and substance acceptable to the Company and SPAC, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, approving the Arrangement, as such order may be amended, modified, supplemented or varied by the Court, provided that any such amendment is reasonably acceptable to each of the Company and SPAC, or with the consent of both the Company and SPAC, each acting reasonably, at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or as amended, on appeal, provided that any such amendment is acceptable to both the Company and SPAC, each acting reasonably.

“Governmental Entity” means any United States, Canadian, international or other (a) federal, state, provincial, territorial, local, municipal or other government entity, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, bureau, ministry or entity and any court or other tribunal), or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitrator or arbitral tribunal (public or private).

“holder” means the holder of Company Shares, Company Stock Options or Company Warrants shown from time to time in the central securities register maintained by or on behalf of the Company in respect of such securities, as the context requires.

“including” means “including without limitation” and “includes” means “includes without limitation”.

“Intended Canadian Tax Treatment” has the meaning set out in the Business Combination Agreement.

“Intended Tax Treatment” has the meaning set out in the Business Combination Agreement.

“Interim Order” means the interim order of the Court contemplated by Section 3.1(a) of this Agreement and made pursuant to Section 182 of the OBCA, in a form acceptable to the Company and SPAC, each acting reasonably, providing for, among other things, the calling and holding of the Company Shareholder Meeting, as the same may be amended, modified, supplemented or varied by the Court, provided that any such amendment is reasonably acceptable to each of the Company and SPAC, or with the consent of SPAC and the Company, each acting reasonably.

“Law” means, to the extent applicable, any federal, state, local, provincial, territorial, municipal, foreign, national or supranational statute, law (including statutory, common, civil or otherwise), act, statute, ordinance, treaty, rule, code, regulation, judgment, award, order, decree or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Letter of Transmittal” means the letter of transmittal for use by holders of Company Shares or other securities of the Company, in the form accompanying the Company Circular.

“Lien” has the meaning set out in the Business Combination Agreement.

“NASDAQ” means the electronic dealer quotation system owned and operated by Nasdaq Stock Market, LLC.

“Net Indebtedness” has the meaning set out in the Business Combination Agreement.

“OBCA” means the Business Corporations Act (Ontario), as amended.

“person” includes any individual, firm, partnership, limited partnership, limited liability partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, body corporate, corporation, company, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status.

“Plan of Arrangement” means this plan of arrangement.

“Pre-Money Equity Value” means (A) the Company Enterprise Value minus (B) Net Indebtedness.

“PubCo” means Ayurcann Holding Corp.

“PubCo Common Shares” means the common shares in the capital of PubCo.

“PubCo Replacement Option” means an option to acquire PubCo Common Shares to be issued by PubCo in consideration for the cancellation of each Company Option.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Authorities” means all securities regulatory authorities, including the applicable securities commission or similar regulatory authorities in each of the provinces and territories of Canada, the SEC and the NASDAQ, that are applicable to the Company or SPAC, as the case may be.

“Share Consideration” means the aggregate number of PubCo Common Shares equal to the quotient of: (a) the difference of (i) the Pre-Money Equity Value, minus (ii) Unpaid Expenses, minus (iii) the SPAC Class B Share Amount, divided by (b) US$10.00.

“SPAC” means Arogo Capital Acquisition Corp.

“SPAC Class B Share Amount” means an amount equal to the number of SPAC Class B Shares outstanding at the Effective Time, multiplied by $10.00.

“SPAC Class B Shares” means Class B common stock of SPAC, with a par value $0.0001 per share.

“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder.

“Unpaid Expenses” means the Unpaid Company Expenses (as defined in the Business Combination Agreement) and Unpaid SPAC Expenses (as defined in the Business Combination Agreement), in each case to the extent limited pursuant to Section 2.3(b) of the Business Combination Agreement.

“US Dollars” or “US$” means United States dollars.

1.2	Headings and References

The division of this Plan of Arrangement into Sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise specified, references to Sections are to Sections of this Plan of Arrangement.

1.3	Currency

Except as expressly indicated otherwise, all sums of money referred to in this Plan of Arrangement are expressed and shall be payable in US Dollars.

1.4	Time

Time shall be of the essence in each and every matter or thing herein provided. Unless otherwise indicated, all times expressed herein are local time in New York, New York.

Article 2
THE ARRANGEMENT

2.1	Binding Effect

Subject to the terms of the Arrangement Agreement, the Arrangement will become effective at the Effective Time and shall be binding at and after the Effective Time on the Company, the SPAC, the Acquisition Entities, the Depositary, and all holders and beneficial holders of Company Shares, Company Stock Options, and Company Warrants including Dissenting Shareholders.

2.2	The Arrangement

Commencing at the Effective Time on the Effective Date, subject to the terms and conditions of the Arrangement Agreement, the following shall occur as part of the Arrangement and shall be deemed to occur in the following order (except that the steps in Sections 2.2(b), 2.2(c) and 2.2(d) shall be deemed to occur simultaneously) without any further act or formality:

(a)	each Company Share held by a Dissenting Shareholder shall be deemed to be transferred by the holder thereof, without any further act or formality on its part, free and clear of all Liens, to the Company and the Company shall thereupon be obliged to pay the amount therefor determined and payable in accordance with Article 3 hereof, and the name of such holder shall be removed from the central securities register of the Company as a holder of Company Shares and the Company shall be recorded as the registered holder of the Company Shares so transferred and shall be deemed to be the legal owner of such Company Shares, which Company Shares shall thereupon be cancelled;

(b)	each Company Stock Option outstanding immediately prior to the Effective Time shall, without further action or formality by or on behalf of the holders thereof, be exchanged for a PubCo Replacement Option to purchase from the PubCo the number of PubCo Common Shares equal to the product of (A) the number of Company Shares issuable pursuant to the exercise of the Company Option immediately before the Effective Time, and (B) the Exchange Ratio, provided that if the foregoing would result in a fraction of a PubCo Common Share being issuable upon any particular exercise of a PubCo Replacement Options, then the number of PubCo Common Shares otherwise issuable upon exercise of such PubCo Replacement Option shall be rounded down to the nearest whole number of PubCo Common Shares. The exercise price per PubCo Common Share subject to any such PubCo Replacement Option shall be an amount equal to the quotient of (A) the exercise price per Company Share under the exchanged Company Stock Option immediately prior to the Effective Time, divided by (B) the Exchange Ratio. Except as set out above, all terms and conditions of a PubCo Replacement Option, including the term to expiry, conditions to and manner of exercising, will be the same as the Company Option for which it was exchanged and any document evidencing a Company Stock Option shall thereafter evidence and be deemed to evidence such PubCo Replacement Option;

(c)	each Company Warrant shall, without any further action on the part of any holder thereof, be continued on the same terms and conditions as were applicable immediately prior to the Effective Time, except that, pursuant to the terms of the applicable warrant certificate (if any), the terms of the Company Warrants shall be amended so as to (i) substitute for the Company Shares issuable pursuant to the exercise of such Company Warrants such number of PubCo Common Shares equal to (A) the number of Company Shares issuable pursuant to the exercise of such Company Warrants immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, rounded down to the nearest whole number; and (ii) adjust the exercise price per PubCo Common Share issuable pursuant to the exercise of any such Company Warrant following the Effective Time to be an amount equal to the quotient of (A) the exercise price per Company Share under the Company Warrant immediately prior to the Effective Time divided by (B) the Exchange Ratio;

(d)	CAN Ayurcann Merger Sub Inc. (the “Canadian Merger Sub”) shall amalgamate with the Company (the “Company Amalgamation”) to form one corporate entity and for the avoidance of doubt, (i) the Company Amalgamation is intended to qualify as an amalgamation for the purposes of the OBCA and qualify for the Intended Canadian Tax Treatment, and (ii) for U.S. federal income tax purposes, it is intended that the Company Amalgamation, taken together with the Arrangement (and any other relevant transactions as set forth in the Business Combination Agreement), qualify for the Intended Tax Treatment, and upon the Company Amalgamation becoming effective, the Company being referred to herein after the Company Amalgamation as “Amalco”:

(i)	Amalco shall continue to be liable for the liabilities and obligations of each of Canadian Merger Sub and the Company;

(ii)	any existing cause of action, claim or liability to prosecution of the Canadian Merger Sub and the Company is unaffected by the Company Amalgamation;

(iii)	a civil, criminal or administrative action or proceeding pending by or against either Canadian Merger Sub or the Company prior to the Company Amalgamation may be continued to be prosecuted by or against Amalco;

(iv)	a conviction against, or a ruling, order or judgment in favour of or against, either Canadian Merger Sub or the Company may be enforced by or against Amalco;

(v)	the name of Amalco shall be “Ayurcann Holdings Corp.”;

(vi)	the registered office address of Amalco shall be the same as the registered office address of the Company;

(vii)	Amalco shall adopt by-laws that are the same as the by-laws of the Company at the time of the Company Amalgamation;

(viii)	the directors of the Company immediately prior to the Company Amalgamation shall be the initial directors of Amalco, to hold office until the next annual meeting of the shareholders of Amalco or until their successors are elected or appointed;

(ix)	each issued and outstanding Company Share held by a Company Shareholder shall be cancelled, without any further act or formality, and that number of PubCo Common Shares shall be issued to the Company Shareholder on the Company Amalgamation equal to the product of the number of Company Shares held by such Company Shareholder multiplied by the Exchange Ratio;

(x)	each Canadian Merger Sub common share shall be converted into one (1) common share of Amalco;

(xi)	an amount equal to the aggregate paid-up capital (for the purposes of the Tax Act) of the Company Shares outstanding immediately prior to the Company Amalgamation (excluding, for the avoidance of doubt, any Company Share in respect of which the holder exercises Dissent Rights) shall be added to the stated capital of the PubCo Common Shares;

(xii)	an amount equal to the aggregate paid-up capital (for the purposes of the Tax Act) of the Canadian Merger Sub common shares outstanding immediately prior to the Company Amalgamation shall be added to the stated capital of Amalco; and

(xiii)	the one PubCo Common Share held by Amalco shall be purchased for cancellation for fair market value proceeds in cash.

2.3	Share Registers

Every Company Shareholder from whom a Company Share is transferred and acquired pursuant to the Arrangement shall be removed from the register of holders of Company Shares at the Effective Time and shall cease to have any rights in respect of such Company Shares, and SPAC shall become the holder of such Company Shares and shall be added to that register at the Effective Time and shall be entitled as of that time to all of the rights and privileges attached to the Company Shares. Every Company Shareholder who acquires PubCo Common Shares pursuant to the Arrangement shall be added to the register of holders of PubCo Common Shares, and shall be entitled as of the Effective Time to all of the rights and privileges attached to the PubCo Common Shares.

2.4	Adjustments to Consideration

The consideration to be paid pursuant to Sections 2.2(b), 2.2(c) and 2.2(e)(ix) shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into PubCo Common Shares or Company Shares, other than stock dividends paid in lieu of ordinary course dividends), reorganization, recapitalization or other like change with respect to PubCo Common Shares or Company Shares occurring after the date of the Arrangement Agreement and prior to the Effective Time.

Article 3
DISSENT RIGHTS

3.1	Rights of Dissent

Holders of Company Shares may exercise rights of dissent with respect to those Company Shares pursuant to, and (except as expressly indicated to the contrary in this Section 3.1), in the manner set forth in, Section 185 of the OBCA and this Section 3.1 in connection with the Arrangement (the “Dissent Rights”); provided that, notwithstanding Section 185(6) of the OBCA, the written objection to the resolution approving the Arrangement referred to in Section 185(6) of the OBCA must be received by the Company not later than 5:00 p.m. (Toronto time) on the second Business Day before the Company Shareholder Meeting; and provided further that, notwithstanding the provisions of Section 185 of the OBCA, Company Shareholders who duly exercise Dissent Rights and who have not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights and who:

(a)	ultimately are determined to be entitled to be paid fair value for their Company Shares, which fair value, notwithstanding anything to the contrary contained in Section 185 of the OBCA, shall be determined as of the Exchange Time, shall be deemed to have transferred those Company Shares as of the Exchange Time at the fair value of the Company Shares determined as of the Exchange Time in accordance with Section 2.2(a), without any further act or formality and free and clear of all Liens, to the Company and shall not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holder not exercised their Dissent Rights in respect of such Company Shares; or

(b)	ultimately are determined not to be entitled, for any reason, to be paid fair value for their Company Shares, shall be deemed to have participated in the Arrangement on the same basis as a holder of Company Shares who has not exercised Dissent Rights and shall be deemed to have elected to receive, and shall receive, the consideration provided in Section 2.2(d)(xii), but in no case shall the Company, SPAC, PubCo or the other Acquisition Entities, the Depositary or any other person be required to recognize any such holder as a holder of Company Shares after the Exchange Time, and the names of each such holder shall be deleted from the register of holders of Company Shares at the Exchange Time.

Article 4
SHARE DEPOSIT AND FRACTIONAL SHARES

4.1	Share Deposit

Prior to the Exchange Time, PubCo shall, deposit or cause to be deposited with the Depositary, for the benefit of the holders of Company Shares, the aggregate number of whole Consideration Shares issuable to holders of Company Shares in accordance with this Plan of Arrangement. Upon surrender to the Depositary by a holder of Company Shares of a duly completed Letter of Transmittal and such other documents and instruments as the Depositary may reasonably require along with the certificate or certificates, if any, representing such Company Shares to be exchanged under the Arrangement for cancellation, such holder of Company Shares shall be entitled to receive, and promptly after the Exchange Time the Depositary shall deliver to such person, written evidence of the book entry issuance in uncertificated form to, or certificates registered in the name of, such person representing that number of PubCo Common Shares which such person is entitled to receive in accordance with this Plan of Arrangement less any amounts withheld pursuant to Section 4.6, and any certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of such Company Shares which was not registered in the transfer records of the Company, written evidence of the book entry issuance of, or certificates representing, the number of PubCo Common Shares issuable to the registered holder may be registered in the name of and issued to the transferee if the certificate representing such Company Shares is presented to the Depositary, accompanied by a duly completed Letter of Transmittal and all documents required to evidence and effect such transfer. Without limiting the provisions of Section 2.3, until surrendered as contemplated by this Section 4.1, each certificate which immediately prior to the Exchange Time represented one or more outstanding Company Shares that, under the Arrangement, were exchanged pursuant to this Plan of Arrangement, shall be deemed at all times after the Exchange Time to represent only the right to receive upon such surrender (i) the Share Consideration to which the holder thereof is entitled under the Arrangement, or as to a certificate held by a Dissenting Shareholder (other than a shareholder who exercised Dissent Rights who is deemed to have participated in the Arrangement pursuant to Section 3.1(b)), to receive the fair value of the Company Shares represented by such certificate, and (ii) any dividends or distributions with a record date after the Exchange Time theretofore paid or payable with respect to PubCo Common Share issued in exchange therefor as contemplated by Section 4.2, in each case less any amounts withheld pursuant to Section 4.6.

4.2	Distributions with Respect to Unsurrendered Certificates

No dividends or other distributions paid, declared or made with respect to PubCo Common Shares with a record date after the Exchange Time, shall be paid to the holder of any unsurrendered certificate which immediately prior to the Exchange Time represented outstanding Company Shares, unless and until such person shall have surrendered its certificates representing Company Shares in accordance with the provisions of Section 4.1. Subject to applicable Law, at the time such person shall have surrendered its certificates representing Company Shares in accordance with the provisions of Section 4.1, there shall be paid to such person, without interest (i) the amount of dividends or other distributions with a record date after the Exchange Time theretofore paid with respect to the PubCo Common Shares to which such person is entitled pursuant hereto, and (ii) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Exchange Time but prior to the date of surrender of certificates representing Company Shares by such person in accordance with the provisions of Section 4.1 and a payment date subsequent to the date of such compliance and payable with respect to such PubCo Common Shares.

4.3	No Fractional Shares

No fractional PubCo Common Share shall be issued upon compliance with the provisions of Section 4.1 and no dividend, stock split or other change in the capital structure of PubCo shall relate to any such fractional security and such fractional interests shall not entitle the owner thereof to exercise any rights as a security holder of PubCo. Where the aggregate number of PubCo Common Shares to be issued to a Company Shareholder as consideration under the Arrangement would result in a fraction of a PubCo Common Share being issuable, the number of PubCo Common Shares to be received by such Company Shareholder shall be rounded down to the nearest whole PubCo Common Share.

4.4	Lost Certificates

In the event any certificate which immediately prior to the Exchange Time represented one or more outstanding Company Shares that were exchanged pursuant to Section 2.2 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, any PubCo Common Shares (and any dividends or distributions with respect thereto) deliverable in accordance with Section 2.2 and such holder’s Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the person to whom the PubCo Common Shares (and any dividends or distributions with respect thereto) are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to the Company, SPAC, PubCo or the other Acquisition Entities and the Company’s transfer agent (each acting reasonably) in such amount as the PubCo and SPAC may direct or otherwise indemnify the Company, SPAC, PubCo and the other Acquisition Entities in a manner satisfactory to the Company, SPAC, PubCo and the other Acquisition Entities, against any claim that may be made against the Company, SPAC, PubCo or the other Acquisition Entities with respect to the certificate alleged to have been lost, stolen or destroyed.

4.5	Extinction of Rights

Any certificate which immediately prior to the Exchange Time represented outstanding Company Shares that were exchanged pursuant to Section 2.2 that is not deposited with all other instruments required by Section 4.1 on or prior to the date that is six year following the Effective Date shall cease to represent a claim or interest of any kind or nature as a securityholder of the Company. On such date, the PubCo Common Shares to which the former holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered for no consideration to PubCo. None of the Company, SPAC, PubCo or the other Acquisition Entities, or the Depositary shall be liable to any person in respect of any cash or property delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

4.6	Withholding Rights

The Company, SPAC, PubCo and the other Acquisition Entities and the Depositary shall be entitled to deduct and withhold from any dividend, price or consideration otherwise payable to any holder of Company Shares and/or PubCo Common Shares such amounts as the Company, SPAC, PubCo or the other Acquisition Entities or the Depositary is required to deduct and withhold with respect to such payment under the Tax Act, United States tax laws or any other applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the securities in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing Agency. The Company, SPAC, PubCo and the other Acquisition Entities and the Depositary are hereby authorized to sell or otherwise dispose of such other portion of the consideration as is necessary to provide sufficient funds to the Company, SPAC, PubCo and the other Acquisition Entities, and the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and the Company, SPAC, PubCo and the other Acquisition Entities, and the Depositary shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

4.7	Paramountcy

From and after the Effective Time: (i) this Plan of Arrangement shall take precedence and priority over any and all Company Shares issued prior to the Effective Time; (ii) the rights and obligations of the registered holders of Company Shares and of the Company, SPAC, PubCo and the other Acquisition Entities, the Depositary and any transfer agent or other depositary in relation thereto, shall be solely as provided for in this Plan of Arrangement and the Business Combination Agreement; and (iii) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Company Shares shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

Article 5
AMENDMENT

5.1	Plan of Arrangement Amendment

(a)	With the prior written consent of SPAC, not to be unreasonably withheld, the Company may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time, provided that any such amendment, modification and/or supplement must be contained in a written document that is filed with the Court and, if made after the Company Shareholder Meeting, approved by the Court and communicated to Company Shareholders, Company Optionholders and Company Warrantholders if and as required by the Court.

(b)	With the prior written consent of SPAC, not to be unreasonably withheld, any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company at any time before or at the Company Shareholder Meeting with or without any other prior notice or communication and, if so proposed and accepted by the persons voting at the Company Shareholder Meeting in the manner required under the Interim Order, shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Shareholder Meeting shall be effective only if (i) it is consented to in writing by the Company and SPAC and, (ii) if required by the Court, it is consented to by Company Shareholders, Company Optionholders and/or Company Warrantholders voting in the manner directed by the Court.

(d)	With the prior written consent of SPAC, not to be unreasonably withheld, any amendment, modification or supplement to this Plan of Arrangement may be made prior to the Effective Date by the Company and without the approval of the Court, Company Shareholders, Company Optionholders or Company Warrantholders, provided that it concerns a matter which, in the reasonable opinion of the Company, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not materially adverse to the financial or economic interests of any Company Shareholder, Company Optionholder or Company Warrantholder.

(e)	This Plan of Arrangement may be withdrawn prior to the Exchange Time in accordance with the Business Combination Agreement.

Article 6
FURTHER ASSURANCES

Except as otherwise expressly provided for in this Plan of Arrangement, the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Company, SPAC and the Acquisition Entities shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them to document or evidence any of the transactions or events set out in this Plan of Arrangement.

Article 7
NOTICE

Any notice to be given by the Company or SPAC to Company Shareholders, Company Optionholders or Company Warrantholders pursuant to the Arrangement will be deemed to have been properly given if it is mailed by first class mail, postage prepaid, to registered Company Shareholders, Company Optionholders or Company Warrantholders, as the case may be, at their addresses as shown on the applicable register of such holders maintained by the Company and will be deemed to have been received on the first day following the date of mailing which is a Business Day.

The provisions of this Plan of Arrangement, the Business Combination Agreement and the Letter of Transmittal apply notwithstanding any accidental omission to give notice to any one or more Company Shareholders, Company Optionholders or Company Warrantholders and notwithstanding any interruption of mail services in Canada, the United States or elsewhere following mailing. In the event of any interruption of mail service following mailing, the Company and SPAC, as the case may be, intends to make reasonable efforts to disseminate any notice by other means, such as dissemination by press release.